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                                                                   Exhibit 99.1


                     [Liberty Media Corporation Letterhead]





                                                   March 27, 2003


Board of Directors
Liberty Satellite & Technology, Inc.
12300 Liberty Boulevard
Englewood, CO  80112


Gentlemen:

         On behalf of Liberty Media Corporation, I would like to express our interest in exploring a potential business combination transaction with Liberty Satellite & Technology, Inc.

         The precise parameters for this proposed transaction would need to be established after we have the opportunity to undertake a due diligence review of Liberty Satellite. However, for purposes of establishing a dialogue, we would propose a transaction where each common stockholder of Liberty Satellite, other than Liberty Media and its subsidiaries, would receive .2131 of a share of Liberty Media Series A common stock for each share of Liberty Satellite common stock. The proposed valuation of $2.15 per share of Liberty Satellite common stock represents an amount equal to yesterday's closing price for the Liberty Satellite Series A common stock. The receipt of the acquisition consideration would be taxable to the Liberty Satellite stockholders. This would allow recognition of the losses that many of the stockholders have incurred.

         We are prepared to immediately commence the due diligence process and the negotiation of definitive documentation for the approval of each of our respective boards of directors. We do not expect that the proposed combination will present any significant regulatory issues, meaning that we believe a transaction could realistically be completed in the third quarter of this year. The transaction would of course be subject to customary closing conditions for a merger of two public companies, including the accuracy of the representations and warranties in the definitive acquisition agreement, the effectiveness of a registration statement for the Liberty Media common stock to be issued, a stockholder vote of Liberty Satellite and the receipt of all requisite governmental and third party consents.



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         We look forward to commencing our discussions in the near future and working towards a transaction that will be mutually beneficial to all parties.


                                  Sincerely,


                                  /s/ GARY S. HOWARD
                                  --------------------------------
                                  Gary S. Howard
                                  Executive Vice President
                                  Chief Operating Officer